Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Qwest Communications International Inc.:

We consent to the use of our report dated June 25, 2008 with respect to the statements of net assets available for benefits of the Qwest Savings & Investment Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and the related supplemental schedule of assets held at end of year as of December 31, 2007 incorporated herein by reference.

KPMG LLP

Denver, Colorado

September 11, 2008